Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	Patricia Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x158	917-322-2567	917-322-2569
cjohnson@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

TorreyPines Therapeutics Reports 2006 Results

LA JOLLA, CA, March 29, 2007 — TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the year ended December 31, 2006.  For the full year 2006, the Company posted revenue of $9.9 million and a net loss of $25.4 million.  Cash and cash equivalents totaled $55.4 million at December 31, 2006.

“Last year was an exciting period for TorreyPines.  In October we initiated a Phase IIb clinical trial in acute migraine with tezampanel, our lead product candidate for chronic pain, and we became a public company.” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines Therapeutics.  “In 2006 we also filed an IND and completed a Phase I trial of NGX426, the oral prodrug of tezampanel; as well as completed a second Phase I trial with NGX267, our lead product candidate for the treatment of cognitive impairment associated with schizophrenia.  For 2007, we have established aggressive corporate goals, including reporting clinical trial results for all three of these compounds while advancing our other promising product candidates.”

2006 Highlights

•                  Initiated a Phase IIb clinical trial for the Company’s lead product candidate, tezampanel, for the treatment of acute migraine.  Tezampanel is an AMPA/kainate receptor antagonist that potentially offers a non-narcotic, non-vascular approach to the treatment of pain.  Tezampanel represents a potentially new way to treat migraine that may not only relieve the acute pain, but may also address the underlying mechanisms that precipitate the migraine.  Data from this trial are anticipated during the second half of 2007.

•                  Completed the merger with Axonyx Inc. on October 3, 2006, and the Company’s common stock began trading on The Nasdaq Global Market under the ticker symbol “TPTX.”

•                  Initiated and completed a Phase I clinical trial of NGX426, an oral prodrug of tezampanel.  NGX426 is being developed for the treatment of acute migraine and other chronic pain conditions.  This trial found NGX426 to be well-tolerated and rapidly converted to tezampanel at all doses tested.  NGX426 is currently being evaluated in a second Phase I clinical trial to determine the maximum safe and well tolerated dose.  Results from this trial are also anticipated during the second half of 2007.

•                  Completed a second Phase I clinical trial of NGX267 in healthy elderly volunteers. At single doses, the product candidate was found to be well-tolerated.  A functionally selective M1 (muscarinic) receptor agonist, NGX267 is currently being evaluated in a Phase I multiple dose clinical trial and is being developed as a potential treatment for cognitive impairment associated with schizophrenia.

2006 Financial Results

The Company’s financial statements reflect the historical results of TorreyPines prior to the merger and that of the combined company following the merger, and do not include the historical results of Axonyx Inc. prior to the completion of the merger.

Revenue for the 12-month period ended December 31, 2006 was $9.9 million compared to revenue of $8.0 million for the same period in 2005.  Operating expenses for the year ended December 31, 2006 were $34.7 million, with $22.4 million attributable to research and development and $8.3 million attributable to purchased in-process research and development related to the merger.  This compares to operating expenses of $19.9 million and research and development expenses of $17.3 million for the same period in 2005.  There was no expense for purchased in-process research and development in 2005.  The Company reported a net loss for the year ended December 31, 2006 of $25.4 million, compared to a net loss of $16.0 million for the previous year.

For 2007, management has indicated that it is targeting a net cash burn in the range of $23.0 million to $25.0 million.

TorreyPines’ complete fiscal 2006 annual report will be available on TorreyPines’ website: www.torreypinestherapeutics.com.  Go to the investor center then click on SEC filings.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics is a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel small molecules to treat diseases and disorders of the central nervous system (CNS).  Led by an accomplished management team, TorreyPines is leveraging novel product candidates and technologies to potentially deliver new CNS therapies for chronic pain, including migraine and neuropathic pain, and cognitive disorders, including cognitive impairment associated with schizophrenia and Alzheimer’s disease.  TorreyPines’ common stock is traded on The Nasdaq Global Market under the symbol “TPTX.” For detailed company information, including copies of this and other press releases, please visit TorreyPines’ website at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing for reporting clinical trial results for tezampanel and NGX426, the potential for tezampanel and NGX426 as treatments for migraine and other pain indications, the potential for tezampanel to offer a new approach to pain treatment that is different than narcotic and vascular approaches, the potential for tezampanel to effectively relieve acute pain from migraine as well as address the underlying mechanisms that cause the pain and the potential for NGX267 to treat the symptoms of cognitive impairment associated with schizophrenia. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s drug development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other pain indications, that tezampanel will be non-narcotic, that NGX267 will successfully treat the symptoms of cognitive impairment associated with schizophrenia, or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267.  These and other risks which may cause results to differ are described in greater detail in the registration statement on Form S-4, as amended, as filed with the Securities and Exchange Commission and the “Risk Factors” section of TorreyPines’ Form 10-Q for the quarter ended September 30,2006 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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